EXHIBIT 99(a)

FOR IMMEDIATE RELEASE

CODDLE CREEK FINANCIAL CORP. ANNOUNCES

ODD-LOT TENDER OFFER

Mooresville, North Carolina – (September 30, 2003) – Coddle Creek Financial Corp. (OTCBB: CDLC) today announced that tomorrow it will commence a tender offer for the purchase of all shares of its common stock held by persons owning 99 or fewer shares as of the close of business on September 19, 2003. The Company will pay $38.00 for each share properly tendered by an eligible stockholder. This price represents a premium of $4.25 or 12.6% over the last sale price of the common stock reported on the OTC Bulletin on September 18, 2003, the most recent trade reported prior to the close of the record date.

The offer is not conditioned on the receipt of any minimum number of tenders. The Company has reserved the right to withdraw the offer if it determines that it is inadvisable to proceed with the offer for any reason.

The offer will be made pursuant to the Offer to Purchase dated October 1, 2003, and related materials, and will expire at 5:00 p.m. Eastern Standard Time on October 29, 2003, unless otherwise extended or earlier terminated. Eligible stockholders who would like to accept the offer must tender all shares that they own. Partial tenders will not be accepted.

If after completion of the purchase offer there are fewer than 300 shareholders of record, Coddle Creek Financial Corp. intends to deregister its common stock with the Securities and Exchange Commission and become a private company. If, after the completion of the Offer, Coddle Creek Financial Corp. does not have fewer than 300 shareholders, the Board of Directors has expressed its intention to initiate a second step transaction in which eligible shares of common stock not purchased in the Offer would be exchanged for cash.

Shareholders and investors are urged to read Coddle Creek Financial Corp.’s Schedule 13E-3 being filed today with the SEC in connection with this tender offer, which includes the Offer to Purchase and related materials. These materials contain important information including the various terms and conditions to the offer.

Investors may obtain copies of Coddle Creek Financial Corp.’s Schedule 13E-3 for free from the SEC at the SEC’s website (www.sec.gov) or from Coddle Creek Financial Corp. Questions or requests for documents also may be directed to Triangle Capital Partners, LLC, the Information Agent for the offer, by telephone at (800) 339-4408 (toll free) or in writing at 3600 Glenwood Avenue, Suite 104, Raleigh, North Carolina 27612.

This press release is for informational purposes only and is not an offer to buy or a solicitation of an offer to sell any shares of Coddle Creek Financial Corp.’s common stock. The offer is being made solely by the Offer of Purchase and the accompanying Letter of Transmittal, each dated October 1, 2003, which are being mailed to shareholders tomorrow.